Exhibit 10.23

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE REGISTRANT IF PUBLICLY DISCLOSED. “[OMITTED]” INDICATES THAT INFORMATION HAS BEEN REDACTED. ADDITIONALLY, THE NAME OF THE PARTY HAS BEEN REPLACED WITH “[CRO]” IN CERTAIN INSTANCES.

CLINICAL RESEARCH SERVICES MASTER AGREEMENT

This Master Services Agreement (this "Master Agreement") is effective as of 08 May 2024 (the "Effective Date"), by and between

Monogram Orthopaedics Inc. with office located at 3913 Todd Lane Suite 307, Austin, TX 78744, USA (hereinafter referred to as “Monogram / Sponsor”);

and

[Omitted], through its Clinical Research Services business, an Indian Company, having its office at [Omitted] (hereinafter referred to as “[Omitted] / CRO”).

WHEREAS

[Omitted] is engaged in providing clinical trial-related services in connection with the research and development of pharmaceutical and biopharmaceutical products;

Sponsor is engaged in the business of commercializing orthopaedic products, including but not limited to orthopaedic implants, navigation systems and surgical robotics.

Sponsor has approached [Omitted] to perform the clinical studies on the Test Medical Device (as mentioned in the Work orders) for its products and [Omitted] has the ability and is willing to perform the clinical studies for and on behalf of the Sponsor in accordance with the terms and conditions contained herein.

The parties are collectively called as Parties and solely as Party.

Both parties have mutually agreed and drafted this agreement in presence of each other for being equal business partners, signed based on mutual benefit and understanding for each together:

NOW THEREFORE, in consideration of the premises and the mutual promises and undertakings herein contained, the parties hereto agree as follows:

1.	DEFINITION

A.

“Adverse Events or AE” shall be defined as any untoward medical occurrence, unintended disease or injury, or untoward clinical signs (including an abnormal laboratory finding) in subjects, users or other persons, whether or not related to the Investigational Medical Device.

B.

“Affiliate” means, with respect to a particular Party, a person, corporation, firm or other entity that controls, is controlled by or is under common control with such Party. For the purposes of this definition, “control” means the actual power, either directly or indirectly to direct or cause the direction of the management and policies of such entity, whether by the ownership of more than fifty percent (50%) of the voting stock of such entity, or by contractual arrangement or otherwise.

C.	“Investigational Medical Device” or “Test Medical Device” means medical device being assessed for safety or performance in a clinical investigation.

D.	“Clinical Investigation” means the systematic study of an Investigational Medical Device in or on human participants to assess its safety, performance or effectiveness

E.	"Clinical Trial Site" means any hospital or institute or any other clinical establishment having the required facilities to conduct a clinical trial

F.

“Clinical Investigation Plan/ Protocol” means a document which contains the information about the rationale, aims and objective, design and the proposed analysis, conduct, methodology including performance, management, adverse event, withdrawal and statistical consideration and record keeping pertaining to clinical investigation.

G.

“Services” shall mean the Clinical Trial related services provided to Sponsor by [Omitted] under the terms of this Agreement and shall include services in the area of conducting clinical trials, and any other agreed upon services associated with Sponsor’s Test Medical Device and other services as may be required by Sponsor under the Work Order.

H.

“Work Order (WO)” shall mean the details of the Service to be performed by [Omitted] including timelines, Deliverables, acceptance criteria and any other details as may be required by Sponsor pursuant to this Agreement and that is mutually agreed by the Parties in the format provided in Exhibit A

I.	“Serious Adverse Event or SAE” means an untoward medical occurrence that leads to
a.	a death; or
b.	a serious deterioration in the health of the subject that either-
i.	resulted in a life-threatening illness or injury; or
ii.	resulted in a permanent impairment of a body structure or a body function; or
iii.	required in-patient hospitalisation or prolongation of existing hospitalization; or
iv.	resulted in medical or surgical intervention to prevent life threatening illness or injury or permanent impairment to a body structure or a body function; or
v.	foetal distress, foetal death or a congenital abnormality or birth defect

J.

“Third Party CRO/ Provider” shall mean any person approved by Sponsor and which are qualified by the [Omitted] as their CRO in accordance with its SOP/s (whether in writing or in a Work Order) that performs ancillary services for a Study or the Services pursuant to a contract entered into by either Sponsor or [Omitted], or any agent or representative of either. Third Party CROs/ Providers include, but are not limited to, central laboratories, drug depots, meeting planners, transportation companies, translation CROs, scale providers, equipment providers, electronic data capture (EDC) providers or any other CRO performing services not within those offered by CRO. For purposes of clarification, Third Party CROs/ Providers shall not include [Omitted] Personnel, Investigators or Clinical Trial Sites or Subcontractors.

K.	“Deliverables” shall have the meaning as described in the applicable Work Order.

L.

“Data” shall mean health-related information that is associated with patient care or as part of the clinical trial program or any information related to Monogram products and their performance. Data shall include electronic copies of raw data along with all other documents, including source documents.

M.

“Regulatory Agency” shall mean an independent governmental body established by legislative act in order to set standards in a specific field of activity, or operations, in the private sector of the economy and then to enforce those standards.

N.	“Laws” shall mean a system of rules that regulate the conduct of a community, and is often enforced by a controlling authority through penalties.

O.

“Subjects” shall mean an individual who participates in a clinical trial either as a recipient of the investigational product(s) or as a control. The term “subject” is part of the federal regulation and may be used interchangeably with participants.

P.

“Results” shall mean health-related information that is associated with patient outcomes as part of the clinical trial program or any information related to Monogram products and their performance in the clinical trial program.

Q.	“Acceptance Criteria” shall mean patient eligibility criteria for inclusion in the study.

R.

“Ethics Committee” shall mean an independent body that ensures that the trial is conducted in accordance with GCP guidelines and to safeguard the safety and well-being of subjects participating in a clinical trial.

Scope

1.	Services: [Omitted] will provide the Sponsor with various Services in connection with Studies for its products.

2.

Scope of the Agreement: Sponsor shall outsource exclusively to [Omitted] all Services concerning its clinical Studies of its Investigational Medical Device product in India.  The data generated from the Studies are to be used as data for submission to Regulatory Agencies and Sponsor is free to use such data as needed.

3.

Work Orders: The specific details of each clinical trial study (hereinafter referred to as ‘Study’ or plural “Studies”), including but not limited to timelines and the agreed price shall be negotiated in good faith and agreed upon in the Work Orders entered into between the Parties from time-to-time and on a product-to-product basis before commencement of a Study with respect to that particular product. Upon the execution of a Work Order, [Omitted] will provide Services as described on a Study-specific basis in individual Work Order. Each Work Order shall include the Study-related details including, but not limited to, the nature and scope of Services, timelines, budget, payment schedules, and Deliverables that [Omitted] shall be obligated to deliver to Sponsor under such Work Order, and must be signed by both parties before forming part of this Service Master Agreement.  A Work Order may also include terms and requirements that are specific to that Study. Each Work Order is incorporated by reference into this Master Agreement upon its execution.

4.

Change Order: Any change in the details of a Work Order or the assumptions upon which the Work Order is based including, but not limited to, changes to the design, the agreed number of subjects participating in the study and/or suspension of the Study by the Sponsor may require changes in the budget and shall require a written amendment to the Work Order (a “Change Order”). Each Change Order shall detail the requested changes to the applicable task, responsibility, duty, budget, timeline or other matter. The Change Order will become effective upon the execution of such Change Order by both Parties, and [Omitted] will be given a reasonable period of time within which to implement the changes, unless implementation is otherwise explicitly addressed in the Change Order, and if so, the Change Order timelines will prevail. Both Parties agree to act in good faith and promptly when considering a Change Order requested by the other Party

5.

The parties acknowledge and agree that their respective Affiliates may execute Work Orders under this Master Agreement. In that event, such Affiliate(s) shall be bound by all terms and conditions of this Master Agreement and the applicable Work Order, and entitled to all rights and protections afforded under this Master Agreement. While this Master Agreement creates certain obligations between the parties, it does not create an obligation on the part of Sponsor or any Sponsor Affiliate to engage [Omitted] to provide services, or an obligation on the part of [Omitted] or any [Omitted] Affiliate to provide services; such obligations shall arise only upon the execution of a Work Order, or a Change Order.

6.

Each Party understands and agrees that the other Party or its Affiliates may be in a business similar to or offer products or services the same as the other Party (or one or more of its Affiliates) and may already have developed, be in the process of developing, or plan to develop products, services and information similar to those owned or developed by the other. Nothing contained herein shall be construed to prohibit a Party from so doing as long as it does so independently and without using Confidential Information disclosed by the other.

Any external vendors or subcontractors that [Omitted] solicits on behalf of this study (e. g, imaging, etc.) shall be compliant with the confidentiality terms of this agreement. [Omitted] should notify the Sponsor of the execution of the same and provide a copy of the agreement.

I. [Omitted]’s Obligations:

1.

[Omitted] shall conduct the Study for the Sponsor in accordance with this Master Agreement, Protocol (as amended from time to time), Good Clinical Practices (GCP)during the Term, and approval of the Ethics Committee and all applicable Laws.

2.	[Omitted] agrees to provide such personnel, facilities and resources to the Sponsor as [Omitted] deems necessary to perform the Study under this Master Agreement.

3.

In order to provide these Services, [Omitted] will use investigators, investigative sites or related subcontractors as per recommendation and approval of the Sponsor. In performing the Services, all such personnel, investigators and subcontractors shall be bound by confidentiality obligations and compliance to local regulatory requirements including FDA requirements. The separate agreement between Sponsor and investigators will be executed to conduct the Study at different Clinical Trial Sites.

4.

With regard to any Work Order related to the development and consultation of any Protocols designed for the Study, [Omitted] shall consult on design, objectives, inclusion and exclusion criteria, procedures for reporting Adverse Events, statistical analysis or any other relevant issues, in line with all applicable Laws of both Indian and US jurisdictions, and industry standards.

5.

For any Study described in a Work Order, [Omitted] shall prepare informed consent forms (“Informed Consent Forms”) and Case Record Forms (“CRFs”) for the Study. If described in a Work Order, [Omitted] shall submit Informed Consent Forms and CRFs in the agreed form to the applicable Regulatory Authorities and/or applicable Ethics Committee as required by Indian regulatory requirements.

6.

[Omitted] shall deliver the Study within stipulated timelines as agreed in the Work Order with Sponsor. Any delay in Deliverables should be communicated as soon as practically possible but not to exceed one week.

7.	[Omitted] shall support Sponsor with all reasonable efforts to provide Sponsor with the information requested by the Sponsor without undue delay.

8.

[Omitted] shall complete the Study in accordance with the Protocol and all identified methodologies. In case of any deviation, [Omitted] shall promptly notify the Sponsor.  The Protocol may be amended from time to time provided that any such amendments are mutually agreed in writing and signed by the Parties and as per the prevalent local regulations and GCP.

9.	[Omitted] and site shall immediately notify the Sponsor and EC of any occurrences of an investigator’s deviations from Protocol due to a Subject’s safety or the terminations of the participation of a Subject respectively.  The reason for the deviation shall be documented in the Study records.

10.

[Omitted] shall ensure that Clinical Trial Sites shall enroll a requisite number of Subjects in the Study, who meet the Subject selection criteria described in the Protocol and only after the approval of the Ethics Committee and the Regulatory Authority.

11.

[Omitted] shall prepare and deliver a final report based on the findings of the Results of the Study (“Report”) (together with copies of the CRFs) to the Sponsor, compliant with GCP and applicable regulatory requirements and submit one copy (soft) to the Sponsor.  [Omitted] agrees to make any reasonable corrections to the Report requested by the Sponsor and deliver the revised Report to the Sponsor.

12.

[Omitted] will ensure through its Quality Assurance Unit (QA), that services under this Master Agreement are performed in compliance with applicable Laws and [Omitted]’s Standard Operating Procedures (SOPs).

13.

[Omitted] shall comply and cooperate with Sponsor’s auditing team, which will have the right to audit / inspect at reasonable times and in a reasonable manner, the SOPs and facilities of [Omitted] and also verify any records as may reasonably be required to determine whether the Services are being performed in compliance with the provisions of this Master Agreement and /or the relevant Work Order.

14.

[Omitted] shall ensure that the Clinical Trial Site retains electronic copies of raw data along with all other documents, including source documents, for a period of at least fifteen years or the minimum required by Indian or US based regulations after the submission of the final Report, which will be open to inspection and copying by Sponsor and thereafter transfer the same to Sponsor.

15.	During the course of the Study, [Omitted] shall keep the Sponsor informed of routine progress in the conduct of every phase of the Study.

16.

For each Study conducted, [Omitted] shall report any occurrence of SAEs to local Central Licencing Authority, the Sponsor or its representative, as required by current local regulation and as specified in the study-specific Protocol. Sponsor shall be responsible for reporting SAEs to the relevant Regulatory Authorities outside India, as applicable.

17.

Unless specifically mentioned in the applicable Work Order, upon satisfactory completion of the Study, [Omitted] shall prepare a final Report with respect to the Study in the ICH-E3/eCTD format. If in an event Sponsor requires a hard copy of the Report, [Omitted] shall provide the same to the Sponsor and courier it to Sponsor at Sponsor’s cost.

18.	[Omitted] shall not disclose its working relationship with Monogram with any third party unless required for the execution of its obligations under this Master Agreement.

19.	[Omitted] will be responsible for monitoring of the study on the behalf of the Sponsor conducted at Clinical Trial Site under this Agreement.

20.	The timelines described in this Master Agreement are contingent on [Omitted] receiving inputs as relevant in a timely manner.

II.Sponsor’s obligations:

1.Sponsor expressly acknowledges that [Omitted] will require documents, Test product/Test Medical Device, data, records and necessary cooperation in order to properly perform the Services as required by this Master Agreement. [Omitted] shall not be responsible for errors, delays or other consequences arising from the failure of Sponsor and/or the participating Clinical Trial Sites to comply with the requirements as stated in the Master Agreement, in any Work Order, or as reasonably required.

2.

The Sponsor shall provide the Test Product/ Test Medical Device described in the Work Order to Clinical Trial Site. Sponsor shall define the reliability, performance and other relevant characteristics of the Test Medical Device.

3.	Sponsor shall certify to the effect that the Test Medical Devices are manufactured and tested as per relevant regulations.

III.Payment

1.

For performance of the Services, Sponsor shall pay [Omitted] the amounts specified in Work Order(s) in accordance with the Payment Schedule described therein. Unless agreed otherwise, the amount stated in the Work Order shall be net of all taxes which will be levied in addition to the amount stated in the Work Order as per prevalent provisions of law. All quotes shall include estimates of applicable taxes. [Omitted] shall be reimbursed for its documented expenses, if any such expenses shall be incurred by [Omitted], after receipt of Sponsor’s approval.

2.

All payments shall be made by Sponsor to [Omitted] in US Dollars or INR to the bank information provided on the applicable invoice. [Omitted] shall submit the invoices to Sponsor by email. Sponsor shall make the payment within 30 days from the date of the invoice. Payments shall be made in INR or in USD at the prevailing INR: USD exchange rate on the date of invoice. In case of any delay in payment more than thirty (30) days past the due date, interest at 18% per annum shall be paid by Sponsor. All quotes shall be inclusive of all estimated taxes (GST).

IV.Confidentiality:

1.

The Parties agree to hold in confidence all the information and data disclosed by one Party (the “Discloser”) to the other (the “Recipient”) in confidence, including any and all data and/or other information connected to the Services and or the Parties’ business, and not to use the same except for the purpose of carrying out their obligations pursuant to this Master Agreement. Nothing contained herein shall be construed or interpreted as limiting the Sponsor's right to make any and all use (including but not limited to publication) of all Results and/or data from any Study, as it sees fit. For the purposes of this Master Agreement, “Confidential Information” shall mean any information, including but not limited to data, techniques, Protocols or Results, or business, financial, commercial or technical information (including but not limited to information concerning Sponsor Materials, clinical trial protocols, clinical data and analysis, formulae, data, software programs and source documents; the Report and the Research Information, disclosed by Discloser to Recipient or generated by Recipient and owned by Discloser. For clarity, [Omitted] Technology and [Omitted] IP (as defined herein) are Confidential

Information of [Omitted], and Sponsor Material, Sponsor IP, Results and Reports (as defined herein) are Confidential Information of Sponsor.

2.	The obligations of confidence shall not apply to any of the following:

2.1	information which can be proved by evidence in writing that it was known to the other Party before its disclosure; or

2.2information which was available to the public before that date of disclosures; or

2.3information which was received from a third party not bound by any obligation of secrecy to any Party; or

3.

Recipient may disclose Discloser’s Confidential Information, including materials containing or embodying such Confidential Information, to the extent required by applicable law or regulation; provided, however, that before such legally required disclosure Recipient shall give prompt written notice of such required disclosure to Discloser. In the event of a limited disclosure of Discloser’s Confidential Information that is required by law or regulation, Recipient shall continue to treat such disclosed information as Discloser’s Confidential Information for all other purposes and subject to the other terms and conditions of this Master Agreement.

4.

Both Parties agree that they will at any time upon the request by the other return or otherwise dispose of all written or other documentary Confidential Information or copies thereof given to it or resulting from the Master Agreement.

5.

The confidentiality obligations of this Master Agreement shall continue for a period of seven (7) years after termination of this Agreement. The provisions of this section will survive the termination or expiry of this Master Agreement for any reason.

V.Representations and Warranties

1.

Each Party represents that it is authorized to enter into this Master Agreement, and any Work Order issued hereunder, and that the terms of this Master Agreement are not inconsistent with or a violation of any contracted or other legal obligation to which it is subject.

2.

Each Party represents that in performing under this Master Agreement it shall (a) conduct business in conformance with sound ethical standards of integrity and honesty and in compliance with all applicable Laws; (b) comply with Article XXI.

3.	[Omitted] represents and warrants that it shall perform the Services in a good and professional manner, in line with highest level industry standards.

VI.Term:

The term of this Master Agreement shall commence from the Effective Date and shall be valid for a period of five (5) years thereafter unless terminated in accordance with, Article XV. This Master Agreement may be extended or amended by express mutual consent of the Parties conveyed in writing. Notwithstanding the above, should the Services to be provided in accordance with any Work Order extend beyond the above term, said Work Order shall be construed as a mutually agreed extension to this Master Service Agreement, with regard to the relevant Services.

VII.Investigational Product/ Test Medical Device:

1.

The Sponsor shall provide, without charge, Test Medical Device and related component to be used by Clinical Trial Site investigators and monitored by [Omitted] in performing Services as further described in the applicable Work Order. The Test Medical Device shall be made available at the Clinical Trial Sites in appropriate condition and in accordance with the Protocol.

2.	Clinical Trial Site nor [Omitted] shall use Test Medical Device for any purposes other than to perform the Services contemplated in this Agreement.

VIII.Regulatory:

1.

[Omitted] agrees to comply with any audit and inspection requests by Regulatory Agencies, and shall cooperate with such inspection. Upon request by Sponsor and at Sponsor’s cost, [Omitted] shall cooperate with the request, inquiry, investigation, audit or proceeding with applicable governmental regulatory authority, at Sponsor’s expense. [Omitted] shall respond promptly to the queries raised by regulatory authorities on the conduct of the Study by [Omitted]. Sponsor shall notify [Omitted] in writing promptly after becoming aware of any audits of the Study to be conducted by regulatory authorities. [Omitted] shall have the right to recover from Sponsor the expenses involved in preparing the reports in accordance with the regulatory guidelines of the country of any audit submission under this Section. The expenses incurred for audits under this Section would be charged to Sponsor at the prevailing rate. The cost of which shall be mutually agreed on later date.

2.

[Omitted] shall notify Sponsor within five (5) business days, of receipt of communication letter, in writing of any Regulatory Authority wishing to conduct inspections or inquiring about any Study conducted for Sponsor by [Omitted].

3.[Omitted] shall inform Sponsor about any regulatory inspection of a Study conducted at the Clinical Trial Sites for the Sponsor as soon as it is announced by the Regulatory Agency. Following such inspection, [Omitted] shall update Sponsor about the outcome of the regulatory inspection.

IX.Retention:

As the Studies to be conducted by Clinical Trial Sites and monitored by [Omitted] for the Sponsor, Parties agree that Study related Documents (“Materials”) shall be archived beyond the term of the Studies by Clinical Trial Sites and [Omitted] as follows:

Clinical Trial Site will retain electronic copies of raw data along with all other documents, including source documents, for a minimum period of fifteen years, after the submission of the final Report, unless required for additional time by the regulatory authorities.

If any Materials need to be retained by Clinical Trial Sites and [Omitted] beyond the periods specified herein, the Sponsor will specify the same in the corresponding Work Order and [Omitted] shall archive them at additional cost to the Sponsor at the then prevailing rate.

X.Indemnification:

1.

[Omitted] shall indemnify, defend and hold the Sponsor, its Affiliates, officers, directors, employees, agents, ,(“Sponsor Indemnitees”) harmless from any and all direct losses, direct damages, liabilities, reasonable attorney fees, court costs and expenses (collectively “Losses”) arising out of (i) [Omitted] Indemnitee’s deviation or omission or gross negligence in the performance of its obligations under this Master Services Agreement and/or under a Task/Work Orders; and (ii) [Omitted] Indemnitee’s failure to comply with applicable Laws except to the extent that such Losses arise from: (i) any negligent act or omission, or wilful misconduct, of any Sponsor Indemnified Party, or (ii) any breach of this MSA by Sponsor.

2.

The Sponsor shall indemnify and hold harmless [Omitted] and its Affiliates, and its directors, officers, employees and agents,  (each, a “[Omitted] Indemnitees”), from and against any and all Losses resulting or arising from any third-party claims, actions, proceedings,  or litigation relating to or arising from (i) Sponsor Indemnitee’s negligent acts or omissions under this Agreement, any Work Order or the Services contemplated herein including, any Losses arising from or in connection with any study, test, device, product or potential product to which this Agreement or any Task/Work Order relates; or (ii), death or injury to ( a.) a participant/subject in a Study performed by [Omitted] on behalf of Sponsor, as specified in the applicable Work Order (“Clinical Investigation”) or (b) any employee or contractor of [Omitted] involved in the performance of a Study or Services hereunder, in which death or personal injury arises from or is attributable to the Test Medical Device; or (c ) the procedures set forth in the Study protocol/clinical investigation plan; or (d) arise directly or indirectly from Sponsor’s use, or a third party’s use pursuant to Sponsor’s authority, of Study Report provided by [Omitted] under this MSA, except to the extent that such Losses (i)-(ii) arise from: (ix) any gross negligent act or omission, or wilful misconduct, of any [Omitted] Indemnitees , or (y) any breach of this MSA by [Omitted]. Each Party’s obligation under the above Article X is conditioned upon timely written notice of any such claim, proceeding or investigation (including a copy thereof). Notwithstanding the foregoing, a Party’s failure to give timely written notice of any such claim, proceeding or investigation shall not limit the other Parties’ right to indemnification except to the extent such failure affects the ability of such Party to defend against such claim, proceeding or investigation. The indemnifying Party must consent to the settlement of a claim, and such consent shall not be unreasonably withheld.

XI.Limitation of Liability:

1.	The Sponsor shall reimburse [Omitted] or the investigator/Institutions for the actual cost of diagnostic procedures and medical treatment necessary to treat a Research Related Injury and also provide financial compensation to the research Subject as per the order of the licensing authority under rule 122 DAB of Drugs and Cosmetics Rules 1945. For purposes of this MSA, the term” Research Related Injury” means physical injury or ill effect, disability whether temporary or permanent and serious or otherwise caused by the Products or procedures prescribed in the Protocols.

2.

Neither party shall have any claim or right against the other, whether in contract, warranty, tort (including negligence), strict liability or otherwise, for any special, indirect, incidental, or consequential damages of any kind or nature whatsoever, such as but not limited to loss of revenue, loss of profits on revenue, loss of customers or contracts, loss of use of equipment or loss of data, work interruption, increased cost of work or cost of any financing, howsoever caused, even if same were reasonably foreseeable;.

Disclaimer:

[Omitted] does not give any representation or warranty that Investigational Medical Devices covered by this Master Service Agreement can either during the terms of the Master Service Agreement or thereafter, be successfully developed or if so developed, will receive the required approval by respective Regulatory Authority or any regulatory body of the jurisdiction in connection with which the Services are to be provided.

XII.Publicity and publication:

Neither Party shall use the name of the other Party or its employees in any advertisement, press release or publicity with reference to this Master Agreement without prior written approval of the other Party. However, it is understood that all Data is the property of Sponsor and that Sponsor can use the Data in publications or regulatory reporting without any prior consent of [Omitted].

XIII.Intellectual Property and License:

1.Sponsor and [Omitted] acknowledge that during the course of, and as a result of, the performance of the Services, [Omitted] or its permitted subcontractors will create written materials, computer files, reports, studies or other tangible manifestations of [Omitted]’s efforts under this Agreement (hereinafter individually or collectively referred to as “Work Product”). Work Product prepared by [Omitted] or its permitted subcontractors pursuant to this Agreement shall be “works for hire,” and all rights, title and interest to the Work Product, including, but not limited to, any and all copyrights in the Work Product, shall be, owned by Sponsor irrespective of any copyright notices or confidentiality legends to the contrary which may have been placed in or on such Work Product by [Omitted] or others.  [Omitted] and its permitted subcontractors waive in whole all the moral rights which may be associated with such Work Product. If for any reason any part of or all of the Work Product is not considered work for hire for Sponsor or if ownership of all right, title and interest in the Work Product shall not otherwise vest in Sponsor, then [Omitted] agrees that such ownership and copyrights in the Work Product, whether or not such Work Product are fully or partially complete, shall be automatically assigned from [Omitted] to Sponsor, without further consideration, and Sponsor shall thereafter own all right, title and interest in the Work Product, including all copyright interests.

2.It is agreed between the Parties that as between [Omitted] and Sponsor, tools, processes and technology developed, licensed or used by [Omitted] for the purpose of a Study, other than the Sponsor Material shall remain the sole property of [Omitted], and tools, processes and technology developed, licensed or used by Monogram for the purpose of a Study, other than the [Omitted] Material shall remain the sole property of Sponsor.  Any invention based on or related to [Omitted] Technology, whether developed by [Omitted], Sponsor or both (“[Omitted] Technology Invention”), shall be solely owned by [Omitted]. Any invention based on or related to Monogram Technology, whether developed by Monogram, [Omitted] or both (“Monogram Technology Invention”), shall be solely owned by Monogram. [Omitted] Technology and [Omitted] Technology Invention shall be referred to as “[Omitted] IP”. All IP shall be the Confidential Information of [Omitted]. Monogram Technology and Monogram Technology

Invention shall be referred to as “Monogram IP”. All Monogram IP shall be the Confidential Information of Monogram.

3.

The results of the Study together with the Data of the Study (together, “Results”) and the final Report containing the Results provided by [Omitted] as part of the Work Order, shall remain the property of Sponsor as the case may be.

4.

All data, ideas, methods, inventions, discoveries, information, reports and other proprietary or protectable materials which relate to the Sponsor, Sponsor’s products and their applications, Sponsor’s business and/or relating to the Investigational Medical Devices and arising out of the Study performed under this Master Agreement which are developed by [Omitted] or submitted by Sponsor to [Omitted] (“Sponsor Material”) are owned by Sponsor.

5.

Sponsor hereby grants [Omitted] and its affiliates, a non-exclusive, fully paid-up, sub-licensable and non-transferable limited license for the term of the Master Agreement, in and to the Sponsor Material and Sponsor IP for the sole purpose of conducting the Study in accordance with the Work Order.

XIV.Termination:

1.This Master Agreement or any Work Order may be terminated, in whole or in part, only as follows:

i.	by Sponsor, without cause at any time during the term of the Master Agreement upon thirty (30) days' prior written notice to the other Party; or
ii.	by either Party upon written notice if a Force Majeure affecting a Party’s ability to perform lasts for more than ninety (90) days as provided in Article XVII; or
iii.	by either Party for material breach of the other Party upon thirty (30) days' written notice specifying the nature of the breach, if such breach has not been substantially cured within the thirty (30) day period; or
iv.	by either Party if that Party reasonably believes, that its continued performance under the Agreement or a Work Order would violate any applicable law or regulations; provided that the Party shall provide prior written notification of the same to the other Party and, at the discretion of and in accordance with written instructions of the Sponsor, either [Omitted] shall continue to provide Services under the related Work Order, other than and excluding the violative services, and the parties shall amend the scope of Services in the related Work Order to exclude the violative services, or the related Work Order shall be terminated.

2.

Either Party shall have the right to terminate this Agreement at any time upon written notice to the other Party, if the other Party has reasonable basis for believing the other Party is about to become insolvent or bankrupt, the other Party shall be adjudicated insolvent or have filed petition for or consent to any relief under any insolvency, re-organization, receivership, liquidation, compromise, or any moratorium statute, whether now or hereafter in effect, or shall make an assignment for the benefit of its creditors, or shall petition for the appointment of a receiver, liquidator, trustee, or custodian for all or a substantial part of its assets, or if a receiver, liquidator, trustee or custodian is appointed for all or a substantial part of its assets and is not discharged within thirty (30) days after the date of such appointment.  In the event that any of the events contemplated in this Article occur, that Party must immediately notify the other, in writing, of its occurrence.

3.

Any written termination notice shall identify the specific Work Order that is being terminated. Unless specifically terminated the outstanding work Order will continue to be valid and subsisting until the obligations thereof are performed under this Master Agreement.

4.

In the event this Master Agreement or any Work Order is terminated, the Parties shall promptly meet to prepare a close-out schedule and the Sponsor shall pay [Omitted] for all Services performed under this Master Agreement and reimburse [Omitted] for all costs and expenses including non-cancellable costs incurred in performing those Services up to the effective date of termination. Sponsor shall also reimburse any outstanding investigator fees/expenses, including any investigator or clinical trial site, non-cancellable third-party obligations which cannot be mitigated through reasonable efforts of [Omitted] or the institution, and any other obligations agreed to by Sponsor and [Omitted] for the purpose of winding down the Study. Upon termination of a Work Order, [Omitted] shall forward all Sponsor Materials pertinent to such Work Order and all Sponsor Materials related to all outstanding Work Orders to Sponsor.  In the event that an individual Work Order is terminated, the remainder of this Master Agreement shall otherwise remain in full force and effect, unless otherwise agreed to by the Parties.

5.

In the event, the Study is terminated due to Adverse Events, then Sponsor agrees to pay [Omitted] for all documented and approved costs, expenses and obligations actually incurred/ committed till the date of such termination.

6.

In the event of Study termination, [Omitted] shall inform promptly to all sites and Local Regulatory Authority. Site shall promptly inform the concerned Subjects and the Ethics Committee of such termination and the reason for the same. Study termination notices should go to Subjects (future enrolled and patients that have already undergone a procedure),.

7.	The pending payment from Sponsor, if any, should be settled by Sponsor in accordance with the Payment Terms, Article IV.

8.

In case the Work Order is terminated during the continuance of any phase, the proportionate amount appropriate to the work completed or irrevocably committed to be completed shall be payable by Sponsor. If payments under a Work Order are milestone-based, and the Master Agreement or applicable Work Order is terminated after costs have been incurred by [Omitted] toward achieving a milestone, but that milestone has not yet been completed, then [Omitted] shall be entitled to receive the proportionate amount appropriate to the milestone completed and reimburse/refund the balance amount proportionate to work not completed to the Sponsor.

XV.Insurance:

The Parties shall maintain sufficient insurance, at its own costs, to cover liabilities arising under this Agreement.

XVI.Force Majeure

A Party shall not be in breach of this Master Agreement if there is any total or partial failure by it of its duties and obligations occasioned by any act of god, act of nature, fire, act of government or state, war, civil commotion, insurrection, embargo, prevention from or a hindrance in obtaining raw material, energy or other supplies, labour disputes of whatever nature or any reason beyond the control of the Party which affect the ability to perform its obligations under this Agreement (each such event, a “Force Majeure Event”). If the Party is unable to perform its duties and obligations under this Master Agreement as a direct result of any such reasons, that Party shall give written notice to the other Party of such inability stating the reason in question. The performance shall be suspended during the period in which the reason continues. The suspension of performance shall be of no greater scope and no longer duration than is reasonably required and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for longer than ninety (90) days after the date of the occurrence, and such failure to perform would constitute a material breach of this Master Agreement in the absence of such Force Majeure Event, the non-affected Party may terminate this Master Agreement immediately by written notice to the affected Party.

XVII.Assignment

This Master Agreement and/or any Work Orders shall not be assigned by either Party without the prior written consent of the other. In case of any such assignment, the Party taking up the assignment shall succeed to the rights, benefits, titles, duties, interest and obligations and liabilities of the Party making such an assignment under the Agreement.

XVIII.Miscellaneous:

1.

For the purposes of this Master Agreement, the Parties hereto are independent contractors and nothing contained in this Master Agreement shall be construed to place them in the relationship of partners, principle and agent, employer/employee or joint ventures. [Omitted] agrees that it shall have no power or right to bind or obligate the Sponsor, nor shall [Omitted] hold itself out as having such authority.

2.	Any notices between [Omitted] and the Sponsor shall be in writing and sent by delivery service or registered mail, and shall be deemed given on the date received to the following addresses.

Address of [Omitted]	Address of Sponsor:
[Omitted]	Mr. Benjamin Sexson, CEO Monogram Orthopaedics Inc. 3913 Todd Lane Suite 307 Austin, TX 78744, USA

3.

This Master Agreement constitutes the entire Master Agreement between [Omitted] and the Sponsor with regard to its subject matter, and supersedes all previous written or oral representations, Master Agreements and understandings between the Parties. This Master Agreement may be amended only by written document signed by both [Omitted] and the Sponsor.

4.

In the event that any one or more of the provisions contained in this Master Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Master Agreement, and all other provisions shall remain in full force and effect. If any provision of this Master Agreement is held to be excessively broad, it shall be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

5.	In the event there is a conflict between the terms of this Master Agreement and a Work Order, then the terms of this Master Agreement unless otherwise explicitly stated in a Work Order is executed.

XIX.Arbitration and Governing Law:

The Master Agreement shall be constructed, governed, interpreted and applied in accordance with the laws of England and Wales.

The Parties shall attempt in good faith to resolve promptly any dispute arising out of or relating to this Master Agreement by negotiation. If the matter cannot be resolved in the normal course of business, within ten (10) days after the dispute arises, any interested Party shall give the other Party written notice of any such dispute not resolved, after which the dispute shall be referred to one or more senior executives of both Parties, who shall likewise attempt to resolve the dispute. In case an amicable settlement of any disputes arising out of or relating to this Master Agreement is not achieved within twenty (20) days after written notice is received, such dispute shall be referred to Arbitration under the Rules of International Chamber of Commerce (ICC) by one (1) arbitrator appointed in accordance with said Rules. The seat of the arbitration shall be London, UK. The arbitration shall be conducted in the English language and the award shall be final and binding upon the Parties. Each Party shall bear its own costs of the arbitration unless the arbitrator otherwise directs. The courts of London, UK alone shall have jurisdiction in respect of all matters pertaining to Arbitration

XX.Anti-Corruption

The parties agree (and shall require all personnel, agents, involved in the provision of the Services to agree) that they will not provide any money or item of value to any governmental official or representative to improperly influence governmental actions, or to private individuals to reward the improper performance of a function or activity; and further agree (and shall require that all personnel, agents, servants and subcontractors involved in the provision of the Services agree) that they will comply at all times with any applicable laws and regulations relating to anti-bribery and corruption including, the US. Foreign Corrupt Practices Act, U.K. Bribery Act of 2010 and any other applicable laws and regulations of the country in which Services are performed.

XXI.Subcontracting

A.

Subcontractor is a person or entity who has a direct contract with [Omitted] to perform Service as determined by CRO. The term “Subcontractor” is referred to throughout this Agreement as if singular in number and means a Subcontractor or an authorized representative of the Subcontractor. In the event that a Subcontractor, in the ordinary course of its business, retains the services of any other corporation, professional associate or subcontractor, a Subcontractor and [Omitted] shall ensure that such other corporation, professional associate or subcontractor is subject to the same terms and conditions set forth in this Agreement and [Omitted] shall be liable for any actions of such other corporation, professional associate or subcontractor with regards to this Agreement

B.

[Omitted] shall have the right to sub-contract all or part of the Services to a Subcontractor provided that the prior written consent of the Sponsor, which shall not be unreasonably withheld, is obtained. In the event of such a sub-contract, [Omitted] shall remain fully liable for and shall ensure that the Services, whether provided by a Subcontractor or [Omitted], are performed in strict accordance with the terms of this Agreement and any Work Order issued pursuant to this Agreement

XXII.Survival

Articles: Confidentiality, Regulatory, Retention, Indemnification, Limitation of Liability, Intellectual Property, shall survive termination or expiration of this Agreement, in addition to any provisions which by their nature should, or by their express terms do, survive or extend beyond termination or expiration of this Agreement.

IN WITNESS whereof Parties have executed this deed on the day and place herein above mentioned through their authorized representatives.

For and on behalf of	For and on behalf of
[Omitted].	Monogram Orthopaedics Inc.

/s/ [omitted]	/s/ Benjamin Sexson
Name: [Omitted]	Name: Mr. Benjamin Sexson
Title: CEO	Title: CEO
Date: 5/10/2024	Date: 5/9/2024

Exhibits:

Exhibit A: Work Order

EXHIBIT A

WORK ORDER # 01

This Work Order is made effective as of 08 May 2024 (the “Effective Date”) by and between

Monogram Orthopaedics Inc.; with office located at 3913 Todd Lane Suite 307, Austin, TX 78744, USA (hereinafter referred to as “Monogram / Sponsor”);

and

[CRO], through its Clinical Research Services business, an Indian Company, having its office at [Omitted] (hereinafter referred to as “[Omitted] / CRO”) pursuant to the Master Services Agreement between [CRO] and Sponsor dated as of 08 May 2024 as the same may be amended from time to time, (the “Master Agreement”), which is incorporated by reference herein.

The parties hereby agree as follows:

1.Work Order.

This document constitutes a “Work Order” under the Master Agreement and this Work Order and the Services contemplated herein are subject to the terms and provisions of the Master Agreement.

2.Services.

[CRO] shall carry out the clinical Study with due diligence, care and skill in accordance with all applicable laws and in accordance with the Study Protocol and in accordance with written Work Order, such as this one, entered into from time to time describing such Services. The specific Services and Scope of Work contemplated by this Work Order (the “Services”) are set forth in the Attachment 1, which is incorporated herein by reference.

3.Study Report

On completion of the Study, [CRO] will submit the Final Report as per [CRO]’s SOP to Sponsor consisting of the following details.

●	Clinical Report as per ICH E3 Guideline (without any online submission requirement)
●	Raw Data of the Study, 100% CRFs (soft copy).
●	Hard copy of the Report shall be provided at additional cost, if required
●	Any other data format required as per USFDA submission requirement is not included in this scope of work.

4.Payment of Fees and Expenses

In consideration of [CRO]’s performance under this Work Order, Sponsor shall pay to [CRO] the Fees and Pass-through amount for the services/ Deliverables for the Study as specified and detailed in Attachment 2 to this Work Order, which is incorporated herein by reference.

5.Term.

The term of this Work Order shall commence on the Effective Date and shall continue until the Services described in Attachment 1 are completed, unless this Work Order is terminated in accordance with the Master Agreement.  If the Master Agreement is terminated or expires, but this Work Order is not terminated or completed, then the terms of the Master Agreement shall continue to apply to this Work Order until the Work Order is either terminated or completed.

6.Notices.

In addition to the recipients of Notice listed in the Master Agreement, notices applicable to this Work Order shall be sent to:

Address of [CRO]	Address of Sponsor:
[Omitted]	Monogram Orthopaedics Inc. Attention: Mr. Benjamin Sexson
3913 Todd Lane Suite 307, Austin, TX
78744, USA

7.Amendments.

No modification, amendment, or waiver of this Work Order shall be effective unless in writing and duly executed and delivered by each Party to the other.

ACKNOWLEDGED, ACCEPTED AND AGREED TO:

[Omitted]	Sponsor
[CRO]	Monogram Orthopaedics Inc.
/s/ [Omitted]	/s/ Benjamin Sexson
Name: [Omitted]	Name: Mr. Benjamin Sexson
Title: CEO	Title: CEO
Date: 5/10/2024	Date: 5/9/2024

ATTACHMENTS:

ATTACHMENT 1	SERVICES AND SCOPE OF WORK [OMITTED]
ATTACHMENT 2	TIMELINES [OMITTED]
ATTACHMENT 3	STUDY BUDGET & PAYMENT SCHEDULE [OMITTED]